Exhibit 99.1

News Release
Contacts:
David P. Southwell
Chief Financial Officer
Sepracor Inc.

Jonae R. Barnes
Sr. Vice President
Investor Relations
Sepracor Inc.
(508) 481-6700

SEPRACOR INC. REPORTS 2007 FOURTH QUARTER AND FULL-YEAR RESULTS, FORECASTS STRONGER REVENUE GROWTH FOR 2008

Financial Highlights

•                  Fourth quarter 2007 revenues were $340.0 million vs. $353.3 million for the same quarter in 2006

•                  Total full-year 2007 revenues increased by 3.6% over full-year 2006 to $1,225.2 million

•                  EPS for full-year 2007 was $0.50 per diluted share vs. $1.48 per diluted share for full-year 2006

•                  Cash and short- and long-term investments were $1,066 million at December 31, 2007

•                  Projected 2008 full-year revenues are $1,350-$1,450 million (midpoint of revenue guidance is an increase of 14.3% over 2007)

•                  Projected 2008 fully diluted earnings per share range is $1.40 - $1.80

Other Recent Operational Highlights

•                  Established exclusive licensing arrangement with Bial for development and commercialization of eslicarbazepine acetate, an anti-epileptic compound, in the U.S. and Canada

•                  Acquired exclusive U.S. rights to Nycomed’s FDA-approved ALVESCO® HFA for asthma and OMNARIS™ AQ for allergic rhinitis as well as ciclesonide pipeline of products

•                  ALVESCO HFA and OMNARIS AQ are scheduled for launch in 2008

MARLBOROUGH, Mass., Feb. 29, 2007—Sepracor Inc. (Nasdaq: SEPR) today announced its consolidated financial results for the fourth quarter and full-year ended December 31, 2007.

As announced in Sepracor’s Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 28, 2008, Sepracor has concluded that certain of its previously filed financial statements should no longer be relied upon due to matters relating to the company’s government pricing.  As a result, the company’s management, with the oversight of the Audit Committee, has been reviewing the company’s government pricing.  Based on such review, the company intends to restate its financial statements for the years ended December 31, 2006 and 2005 and the quarters ended March 31, June 30 and September 30, 2007 and 2006, to reduce the amount of product revenues earned during such periods.  The company intends to include the December 31, 2006 and 2005 restatements in its Annual Report on Form 10-K for the year ended December 31, 2007, which it plans to file today.  The company intends to file amendments to its quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2007, which will include the restated financial statements for such quarters as well as for the quarters ended March 31, June 30 and September 30, 2006.  The financial information included in this press release has been adjusted to reflect the restatements.  The aggregate amount by which Sepracor has reduced revenues in prior periods is approximately $60.2 million.  Revenues were reduced by a cumulative total of $8.2 million for the first three quarters of 2007 and by $13.4 million, $19.8 million, $7.8 million and $8.0 million for the years ended December 31, 2006, 2005, 2004 and 2003, respectively.  Included in the accumulated deficit balance at January 1, 2003 is the cumulative impact of a $3.0 million reduction of revenue for periods prior to the year ended December 31, 2003. Such amounts are based on estimates and assumptions made by Sepracor’s management and the company cannot be certain that it has not overestimated the amount of additional rebates it may be required to pay, that the amount of any additional rebate payments or other payments the company may owe will not exceed its current estimates or that the company will not be subject to additional penalties.

For the three months ended December 31, 2007, total revenues were approximately $340.0 million compared to revenues of $353.3 million during the same quarter in 2006.  The reduction of revenues in the fourth quarter 2007 compared to the fourth quarter 2006 were primarily attributable to the impact of the decision made by the Centers for Medicare and Medicaid Services (CMS) during the second quarter 2007 to institute a new, bundled payment amount for XOPENEX® brand levalbuterol HCl Inhalation Solution and generic albuterol inhalation solution products.  Net loss for the quarter was approximately $5.0 million, or $0.05 per diluted share, compared to net income of $95.2 million, or $0.82 per diluted share, for the fourth quarter of 2006. Included in the fourth quarter 2007 results is a $75 million, or $0.70 per diluted share, upfront payment that Sepracor made to Bial as part of the licensing agreement for the development and commercialization of Bial’s anti-epileptic compound, eslicarbazepine acetate, in the U.S. and Canada.

Total revenues for the full-year ended December 31, 2007 increased to $1,225.2 million compared to revenues of $1,183.1 million for the same period in 2006.  Revenues for the full-year 2007 were impacted by the decision made by the CMS during the second quarter 2007 to institute a new, bundled payment amount for XOPENEX® Inhalation Solution and generic albuterol inhalation solution products.  Excluding XOPENEX Inhalation Solution revenues, the combined revenue growth for products/alliance revenue year-over-year was 15.3%.  Net income for the full-year ended December 31, 2007 was approximately $58.3 million, or $0.50 per diluted share, compared to $171.2 million, or $1.48 per diluted share, for the full-year ended December 31, 2006. Included in the results for the full-year ended December 31, 2007 is an after-tax charge of $32.9 million, or $0.28 per diluted share, that was applied during the first quarter and relates to the settlement of two class action lawsuits related to tecastemizole, as well as a $75 million, or $0.70 per diluted share, upfront payment that Sepracor made to Bial during the fourth quarter as part of the licensing agreement for the development and commercialization of eslicarbazepine acetate, in the U.S. and Canada.

As of December 31, 2007, Sepracor had approximately $1,066 million in cash and short- and long-term investments.

“This past year was a challenging but transitional year for Sepracor. We took major steps toward securing the next phase of our planned growth, as evidenced by our corporate partnerships for the LUNESTA franchise outside of the U.S., advancements in our clinical pipeline, and strengthening of our commercial capabilities and organization,” said Adrian Adams, President and Chief Executive Officer of Sepracor. “In addition, we are very pleased to have in-licensed two new products from Nycomed, OMNARIS AQ and ALVESCO HFA, intended for launch in 2008, and four additional product candidates to add to our growing pipeline of products, one of which—Bial’s eslicarbazepine acetate—represents another potential near-term launch opportunity.  2008 promises to be an exciting year for the company and we are well-positioned for a period of potential product launches and continued revenue and earnings opportunities.

LUNESTA brand eszopiclone revenues grew to $149.8 million in the fourth quarter of 2007 compared to $147.6 million for the same quarter in 2006. Full-year 2007 revenues for LUNESTA were $600.9 million, an increase of 6.3%, compared to full-year 2006 revenues of $565.4 million. LUNESTA is indicated for the treatment of insomnia.  In 2007, LUNESTA prescriptions grew 5.9% compared with 2006 to approximately 6.91 million.

XOPENEX Inhalation Solution, which is a short-acting beta-agonist indicated for the treatment or prevention of bronchospasm in patients with asthma and chronic obstructive pulmonary disease (COPD), accounted for $142.4 million of revenues for the fourth quarter 2007, compared to $176.3 million for the same quarter in 2006. Full-year 2007 revenues for XOPENEX Inhalation Solution were $487.2 million compared to $542.9 million for the full-year 2006. The reduction of XOPENEX Inhalation Solution revenues for the full year and fourth quarter 2007 compared to the full year and fourth quarter 2006, was primarily attributable to the impact of the decision made by CMS during the second quarter 2007 to institute a new, bundled payment amount for XOPENEX Inhalation Solution and generic albuterol inhalation solution products.  The new reimbursement rate, which went into effect on July 1, 2007, resulted in a significantly lower per-unit payment for the 1.25 mg dose of XOPENEX Inhalation Solution (the dose most commonly used by Medicare Part B beneficiaries), compared to the rate paid in the previous quarters.

XOPENEX HFA® brand levalbuterol tartrate Inhalation Aerosol, a hydrofluoroalkane (HFA) metered-dose inhaler (MDI) formulation of levalbuterol, accounted for $24.9 million of revenues during the fourth quarter 2007 compared to $20.9 million for the same period in 2006. Full-year 2007 revenues were $74.9 million, an increase of 82.7%, compared to revenues of $41.0 million for the full-year 2006. We believe this increase was principally due to the continued transition of patients previously using chlorofluorocarbon (CFC) albuterol MDIs.  CFC-containing albuterol MDIs are required to be phased out before the end of 2008. As a result, patients are increasingly transitioning to HFA MDIs.

BROVANA® brand arformoterol tartrate Inhalation Solution, a long-acting, twice-daily maintenance treatment of bronchoconstriction in patients with COPD, was commercially introduced in April 2007, and accounted for $6.3 million of revenues for the fourth quarter. For the April through December 2007 period, BROVANA revenues were $14.3 million. A significant portion of patients with COPD are Medicare beneficiaries, and the majority of future BROVANA revenues are expected to come from non-retail channels such as home health care. During the fourth quarter of 2007, CMS established a permanent, product-specific billing code, or J code, for BROVANA under the Medicare Part B benefit. The permanent J code became effective on January 1, 2008.

Sepracor continues to earn royalty revenues on sales of out-licensed antihistamine products, which include Schering-Plough’s CLARINEX® brand desloratadine, sanofi-aventis’ ALLEGRA® brand fexofenadine HCl and UCB’s XYZAL®/XUSAL™ brand levocetirizine.  These products accounted for combined royalty revenues of $16.4 million in the fourth quarter of 2007 compared to $8.4 million for the same quarter in 2006. Full-year 2007 royalty revenues were $47.7 million compared to royalty revenues of $33.8 million for the full-year 2006. In October 2007, UCB and sanofi-aventis launched XYZAL in the U.S., and Sepracor is entitled to earn royalties on these product sales.

Sepracor’s pipeline portfolio continues to advance. SEP-225289, a novel triple reuptake inhibitor for the treatment of depression, began a Phase II proof-of-concept study during the fourth quarter of 2007.  SEP-

225441, a compound for the treatment of generalized anxiety disorder, also began a Phase II proof-of-concept study during the fourth quarter of 2007. SEP-227162, a dual reuptake inhibitor for the treatment of depression, is expected to begin a Phase II proof-of-concept study during the second quarter of 2008. In addition, Sepracor submitted three new Investigational New Drug Applications during the fourth quarter 2007 for product opportunities in depression, and potentially broader clinical application to conditions such as pain, bipolar disease, fibromyalgia and panic disorder.

In addition to Sepracor’s pipeline portfolio, the company established an exclusive licensing arrangement with Bial for development and commercialization of eslicarbazepine acetate, a new chemical entity Phase III anti-epileptic compound in the U.S. and Canada. Sepracor anticipates making a New Drug Application submission to the U.S. Food and Drug Administration (FDA) in late 2008 or early 2009 with a potential product launch in late 2009 or early 2010, subject to FDA approval.  Also, Sepracor has obtained development rights to several ciclesonide line extensions through the Nycomed agreement, which have the potential to broaden the ciclesonide and current Sepracor respiratory franchises. These programs include OMNARIS HFA MDI, a Phase II candidate; ALVESCO inhalation solution, a preclinical candidate; and ALVESCO in combination with a long-acting beta-agonist, an early clinical candidate.

For the full year 2008, revenues are projected to be in a range of $1,350 - $1,450 million, thus representing approximately a 14.3% increase in revenues compared with 2007.  Fully diluted earnings per share for the full year 2008 are projected to be in the range of $1.40 - $1.80. We expect that key financial ratios in the organization will continue to move in a positive direction with approximately 22% of 2008 revenues projected to be spent on research and development. We anticipate 2008 revenues projected to be spent on sales, marketing and distribution expenses will decrease by approximately 10% in 2008 compared with 2007. These sales and marketing expenses include plans to increase our sales force capacity during 2008 by the addition of at least 200 sales professionals to accommodate the commercialization of the OMNARIS AQ and ALVESCO HFA products.

About Sepracor

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease by discovering, developing and commercializing innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded a portfolio of pharmaceutical products and candidates with a focus on respiratory and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

Forward-Looking Statement

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the successful development and commercialization of the company’s pharmaceutical products under development; the safety, efficacy, potential benefits, possible uses and commercial success of LUNESTA brand eszopiclone, XOPENEX brand levalbuterol HCl Inhalation Solution, XOPENEX HFA brand levalbuterol tartrate Inhalation Aerosol, BROVANA brand arformoterol tartrate Inhalation Solution, and all of the company’s pharmaceutical candidates; the planned expansion of sales force capacity; the timing of commercial introduction of OMNARIS AQ and ALVESCO HFA and the expected value of such products; the value added by Sepracor’s partnerships for eszopiclone outside the U.S.; the potential receipt of partnership milestones; the future growth of the company’s research and development pipeline and its ability to aggressively pursue synergistic corporate development and licensing opportunities;   the reorganization and restructuring of the company’s commercial functions and its new focus on enhanced productivity; the market opportunity for the XOPENEX HFA product and Sepracor’s ability to capture a portion of the HFA market; Sepracor’s expectation as to the timing of filing its annual report on Form 10-K and amended quarterly reports on Form 10-Q; the company’s estimate of additional rebate amounts, payments and any additional payments or penalties that may be required, the restatement of the company’s financial statements for prior periods and the impact thereof; and Sepracor’s expected future growth, profitability and 2008 revenue and EPS guidance.  Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: Sepracor’s ability to fund, and the results of, further clinical trials with respect to products under development; the timing and success of submission, acceptance, and approval of regulatory filings; the scope of Sepracor’s trademarks, patents and the patents of others and the success of challenges by others of Sepracor’s patents; the clinical benefits and commercial success of the company’s products; changes in the use and/or label of LUNESTA or Sepracor’s other products; the outcome of litigation and regulatory decisions relating to Sepracor’s patents, products and product candidates; Sepracor’s ability to realize the benefits of its recent sales force realignment   and to expand its sales force capacity to accommodate the launch of  OMNARIS AQ and ALVESCO HFA; private insurers such as managed care organizations, adopting their own coverage restrictions or demanding price concessions in response to state, Federal or administrative action, such as CMS’s new, bundled payment amount for XOPENEX Inhalation Solution; the ability of the company to attract and retain qualified personnel; the ability of the company to successfully collaborate with third parties; the performance of Sepracor’s licensees, including Eisai and GlaxoSmithKline, and other collaboration partners and its ability to enter into new licenses and collaborations; the ability of Sepracor to develop and successfully launch its newly acquired products and product candidates; Sepracor’s ability to file required reports with the SEC; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results, which are detailed in the company’s quarterly report on Form 10-Q for the quarter ended September 30, 2007 filed with the Securities and Exchange Commission and other reports filed with the SEC.

In addition, the statements in this press release represent Sepracor’s expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor’s expectations or beliefs as of any date subsequent to the date of this press release.

Lunesta, Xopenex, Xopenex HFA and Brovana are registered trademarks of Sepracor Inc. Omnaris is a trademark and Alvesco is a registered trademark of Nycomed GmbH. Clarinex is a registered trademark of Schering Corporation. Allegra is a registered trademark of Merrell Pharmaceuticals. Xusal is a trademark and Xyzal is a registered trademark of UCB, Societe Anonyme.  Ambien CR is a registered trademark of sanofi-aventis.

In conjunction with this Fourth Quarter and Full-Year 2007 Financial Results press release, Sepracor will host a conference call and live webcast beginning at 8:30 a.m. ET on Feb. 29, 2008.  To participate via telephone, dial 973-582-2749, referring to access code 31736992.  Please call ten minutes prior to the scheduled conference call time.   For live webcasting, go to the Sepracor web site at www.sepracor.com and access the For Investors section.  Click on either the live webcast link or microphone icon to listen.  Please go to the web site at least 15 minutes prior to the call in order to register, download, and install any necessary software.  A PDF of the slides will be available in the For Investors section of the web site as well as in the left-hand navigation menu of the webcast viewer just prior to the start of the call. A replay of the call will be accessible by telephone after 11:30 a.m. ET and will be available for approximately one week. To replay the call, dial 706-645-9291, access code 31736992. A replay of the web cast will be archived on the Sepracor web site in the For Investors section.

Condensed, consolidated statements of operations and consolidated balance sheets follow.

-more-

Sepracor Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006
		(as restated) (1)		(as restated) (1)
Revenues:

Product sales	$323,530	$344,866	$1,177,256	$1,149,374
Royalties and other	16,450	8,397	47,974	33,759
Total revenues	339,980	353,263	1,225,230	1,183,133

Cost of revenue	33,587	33,187	117,155	104,736

Gross margin	306,393	320,076	1,108,075	1,078,397

Operating expenses:
Research and development (2)	128,572	42,340	263,756	163,488
Sales and marketing	161,054	167,899	699,336	691,650
General and administrative and patent costs	22,863	20,263	81,529	72,143
Soltara class action settlement	—	—	34,000	—
Restructuring expense	6,921	—	6,921	—
Total operating expenses	319,410	230,502	1,085,542	927,281

Income (loss) from operations	(13,017)	89,574	22,533	151,116

Other income (expense):
Interest income	11,717	13,486	46,599	46,589
Interest expense	(62)	(5,534)	(3,020)	(22,166)
Other income (expense), net	(95)	20	(1,002)	(300)
Total other income	11,560	7,972	42,577	24,123

Equity in investee gain (loss)	(66)	143	(507)	(422)

Income (loss) before income taxes	(1,523)	97,689	64,603	174,817

Income taxes	3,478	2,531	6,270	3,656

Net income (loss)	$(5,001)	$95,158	$58,333	$171,161

Net income (loss) per common share - basic	$(0.05)	$0.90	$0.55	$1.63

Net income (loss) per common share - diluted	$(0.05)	$0.82	$0.50	$1.48

Weighted average shares outstanding - basic	107,498	105,340	106,847	104,943

Weighted average shares outstanding - diluted	107,498	116,023	116,364	115,508

(1) Restatement
Net revenues
As previously reported		$357,155		$1,196,534
As restated		$353,263		$1,183,333

Net income per common share - diluted
As previously reported		$0.85		$1.60
As restated		$0.82		$1.48

(2)	The three and twelve months ended December 31, 2007 includes the up-front payment of $75 million related to the Bial licensing deal.

Sepracor Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)
	December 31,	December 31,
	2007	2006
		(as restated)
ASSETS

Cash, short and long-term investments	$1,065,619	$1,166,324
Accounts receivable, net	159,644	175,103
Inventory, net	53,125	37,087
Property, plant and equipment, net	87,308	72,811
Investment in affiliate	4,313	5,107
Other assets	34,717	37,361

Total assets	$1,404,726	$1,493,793

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$227,426	$123,850
Other liabilities	277,462	167,861
Debt payable	2,605	1,078
Convertible subordinated debt	720,820	1,160,820
Total stockholders’ equity	176,413	40,184

Total liabilities and stockholders’ equity	$1,404,726	$1,493,793